Exhibit 10.14

2012 BONUS PAYOUT AND TRUE-UP AGREEMENT

THIS 2012 BONUS PAYOUT AND TRUE-UP AGREEMENT (this “Agreement”) is made as of ___________, 2012, by and between Omega Healthcare Investors, Inc. (the “Company”) and ___________ (the “Officer”).

WHEREAS, the Officer is entitled to an annual cash bonus based on the Company’s 2012 performance (the “Bonus”);

WHEREAS, the amount of the Bonus is based (i) 40% on Adjusted Funds from Operations (“AFFO”) per share, (ii) 20% on tenant quality, (iii) 20% on leverage being achieved at pre-determined levels for the Company for 2012 and (iv) 20% on subjective factors (collectively, the “Bonus Metrics”) with the amount of bonus eligible to be earned being based on the level of achievement of each of the Bonus Metrics as previously established by the Compensation Committee for each of the participants in the Company’s bonus program, all pursuant to the formula shown on Exhibit A to this Agreement;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined the amount of the Officer’s Bonus based on the data shown on Exhibit B to this Agreement;

WHEREAS, the Compensation Committee has approved payment in 2012 of the amount of the Bonus as determined pursuant to Exhibit B on or about December 31, 2012 and prior to the completion of the Company’s audited financial statements for 2012 (the “2012 Audited Financial Statements”), subject to (i) certification by the Compensation Committee on December 31, 2012 that the AFFO per share performance goal has been achieved and (ii) the Officer entering into this Agreement;

WHEREAS, it is possible that the Company’s 2012 Audited Financial Statements, when completed, will indicate that the Company’s 2012 AFFO per share, tenant quality or leverage are different than the amount shown on Exhibit B, and therefore the portion of the Bonus that was calculated based on such factor will have been overpaid or underpaid; and

WHEREAS, it is the Company’s and the Officer’s desire that (i) the Officer repay the excess, if any, of the gross amount of the Bonus determined and paid pursuant to Exhibit B over the gross amount of the Bonus determined by the Compensation Committee to have been payable pursuant to the formula in Exhibit A after completion of the 2012 Audited Financial Statements (the “Excess Bonus Amount”), or (ii) the Company pay the Officer the shortfall, if any, of the Bonus determined and paid pursuant to Exhibit B as compared to the Bonus determined by the Compensation Committee to be payable pursuant to the formula in Exhibit A after completion of the 2012 Audited Financial Statements (the “Shortfall Bonus Amount”).

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Officer agree as follows:

1.             Bonus.  On or about December 31, 2012, the Company shall pay to the Officer a Bonus equal to the amount shown on Exhibit B, subject to tax and payroll withholdings, determined based on data set forth on Exhibit B, subject to certification by the Compensation Committee on December 31, 2012 that the AFFO per share performance goal has been achieved at a specified level.

2.             Recovery of Excess Bonus Amount.  If the Compensation Committee determines that the amount of the Bonus calculated pursuant to the formula in Exhibit A after completion of the 2012 Audited Financial Statements is lower than the amount determined pursuant to Exhibit B, the Officer will return such Excess Bonus Amount to the Company in 2013 within five (5) business days of the Company’s request or the Company may deduct the Excess Bonus Amount from any and all other compensation then or subsequently owed to the Officer.

3.             Payment of Shortfall Bonus Amount.  If the Compensation Committee determines that the amount of the Bonus calculated pursuant to the formula in Exhibit A after completion of the 2012 Audited Financial Statements is higher than the amount determined pursuant to Exhibit B, The Company will pay such Shortfall Bonus Amount to the Officer in 2013 within five (5) business days of the date of the Compensation Committee’s determination.

4.             Governing Laws.  This Agreement shall be construed, administered and enforced according to the laws of the State of Maryland.

5.             Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed party at the last known address of the party.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

PLEASE READ THIS CAREFULLY:  I, the Officer, acknowledge that I have read this Agreement and that I understand the requirements of this Agreement.  I have had the opportunity to consult with counsel of my choosing and I agree to be bound by the terms of the Agreement, including, without limitation, allowing the Company to withhold the amount of the Excess Bonus Amount from any other compensation owed to me if I fail to timely return such Excess Bonus Amount.

The parties have executed this 2012 Bonus Payout and True-up Agreement as of the date first set forth above.

OMEGA HEALTHCARE INVESTORS:	OFFICER:

By:	By:

Title:	Title:

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EXHIBIT A
2012 Cash Bonus Formula

% of Bonus Opportunity		Threshold(5)	Target(5)	High(5)
40%	AFFO per share(1)	$2.08	$2.12	$2.16
20%	Tenant quality(2)	Less than 3%	Less than 2%	Less than 1%
20%	Leverage(3)	Less than 55%	Less than 52.5%	Less than 50%
20%	Subjective(4)

(1)
The AFFO metric will be subject to adjustment to reflect the pro forma impact of changes to the Company’s capital structure that were not contemplated in the annual budget approved by the Board of Directors.  In addition, the AFFO levels are performance goals established for 2012 pursuant to the 2004 Stock Incentive Plan in order to qualify the AFFO portion of the bonus for 2012 as performance-based compensation pursuant to the 2004 Stock Incentive Plan and Section 162(m) of the Internal Revenue Code.

(2)	2012 uncollected rents as a percentage of 2012 gross revenues.
(3)	Funded Debt/ Total Asset Value as calculated pursuant to the covenants under the Company’s senior credit facility.
(4)	Subjective category includes factors such as subjective evaluation of individual performance and/or credit rating upgrade from a rating agency.
(5)
As to any bonus metric except the subjective metric, if the payment is between threshold and target or between target and high, the portion of the bonus earned with respect to that metric will be based on linear interpolation.

The Officer’s total cash bonus is determined by multiplying the percentage of bonus opportunity in the chart above by the percentage of the Officer’s annual base salary for 2012 as shown below that corresponds to the level of achievement (threshold, target or high) for each of the four bonus metrics in the chart above.
Threshold = 100% of annual base salary
Target = 125% of annual base salary
High = 150% of annual base salary

EXHIBIT B
2012 Cash Bonus Determination

AFFO per share = $2.16 or greater
Tenant quality = less than 1%
Leverage = less than 50%
Subjective = high

Based on the above levels of achievement, the Officer’s cash bonus for 2012 is determined as follows:

AFFO per share component: 40% x 150% annual base salary =	$
Tenant quality component: 20% x 150% annual base salary =	$
Leverage component: 20% x 150% annual base salary =	$
Subjective component: 20% x 150% annual base salary =	$
Total cash bonus	$

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